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                                                                   EXHIBIT 99(a)


Verio Inc. Announces $400 Million Private Debt Offering

ENGLEWOOD, COLO., NOV. 16, 1999 -- Verio Inc. (Nasdaq:VRIO), the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, today announced that it has agreed to issue $400 million aggregate principal amount of 10-5/8% Senior Notes due 2009 (the "Notes"), in a private placement to a number of institutional investors in accordance with Securities Exchange Commission Rule 144A. These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Verio expects the net proceeds of this offering will be used for general corporate purposes (including payments to Qwest Communications under a recently executed 20-year capacity agreement) and to further various strategic initiatives, such as the advancement of Verio's Web-hosting business, including the development of additional data centers and Web server co-location space. Net proceeds may also be used to continue Verio's expansion into enhanced services, including the application services and e-commerce arenas, continued development of its international strategy, and expansion opportunities that extend the company's scale and geographic presence and further leverage Verio's systems and technology platforms.

ABOUT VERIO INC.

Verio Inc. is the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, with an emphasis on serving the small and mid-sized business market. The company offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks and other enhanced services. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a facilities-based Tier One national network. Verio delivers locally based sales and engineering support in 41 of the top 50 U.S. markets under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

For more information on Verio, visit the company's Web site at www.verio.com. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303.645.1900.

Except for the historical information contained herein, certain matters set forth in this press release concerning Verio are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the Company's Current Quarterly Report on Form 10-Q filed on November 12, 1999, for a further discussion of Verio's business and risk factors that may affect operating and financial results.

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